Exhibit 99.1

Hi Stakeholder,

Greetings from Arcimoto! We are excited to announce we have started production on our 2023 FUV and Deliverator with first deliveries starting in March!

As we get ready for Spring deliveries we are thrilled to share our 2023 vehicles come with some new features and improvements. Headlining the model year 2023 product update is the new steering system that will deliver improved handling and maneuverability at all speeds while reducing steering effort by more than 40% from prior models. Additionally, this is not restricted to 2023 models. Our team is committed to creating a post-production version that prior model year FUV owners could elect to deploy for a $500.00 fee through our service organization.*

Our 2023 FUV now comes standard with our new steering system, cargo box, phone mount, cup holders and choice of colored vinyl. You can continue to add personalization to your design with seasonal vinyl prints, west coast half doors, Corbin diamond colored seats, and add a fun design pop with powder coated colored wheels! Order your FUV today with just a $250 deposit and get ready for FUV in the sun this Spring!

We are thrilled to announce our new pre-approval process to make it easy to get prequalified for your vehicle purchase with no SSN or DoB, and no affect on credit score. We are accepting orders for FUV and Deliverator from California, Arizona, Oregon, Washington, Nevada, Hawai’i, Florida, Georgia, Washington D.C., Maryland, Virginia, New York, New Jersey, and Pennsylvania.

Ready to drive and experience the thrill of our open air vehicles? Schedule a demo drive or book an extended adventure from our rental locations.

*Others fees may apply based on location such as shipping or logistics

Order Now

Inventory and Financing

Get Prequalified today!

Ready to start FUVing today? We have limited 2022 vehicles available for immediate delivery! Find our existing new vehicle inventory and used vehicle availability as we refresh our marketing and rental fleet in 2023! If you’ve always wanted a FUV, now is the time!